Exhibit G

The Agreement is in Chinese and this is the translation of the Agreement.

Agreement for Assets Purchase by Share Issue

among

BTG Hotels (Group) Co., Ltd.

and

Beijing Tourism Group Co., Ltd.

and

Relevant Shareholders of Homeinns Hotel Group

December 2015

Agreement for Assets Purchase by Share Issue

This Agreement for Assets Purchase by Share Issue is entered into in Beijing, the People’s Republic of China (hereinafter as the “PRC”) on December 6, 2015 by and among:

Party A:

BTG Hotels (Group) Co., Ltd. (hereinafter as “BTG Hotels” or “Party A”) Registered address: No. 51 Fuxingmennei Avenue, Xicheng District, Beijing

Legal representative: Rungang Zhang

Party B:

Beijing Tourism Group Co., Ltd. (hereinafter as “BTG Group” or “Party B”) Registered address: 3/F Kaiwei Mansion, No. 10 Yabao Road, Chaoyang District, Beijing

Legal representative: Qiang Duan

Party C:

Party C-1: Ctrip Travel Information Technology (Shanghai) Co., Ltd. (hereinafter as “Ctrip Shanghai”)

Correspondence address: No. 99 Fuquan Road, Shanghai, PRC

Contact: Min Fan

Party C-2: Wise Kingdom Group Limited (hereinafter as “Wise Kingdom”)

Correspondence address: Building 16, Sky SOHO Building, No. 968 Jinzhong Road, Shanghai

Contact: Chung Lau

Party C-3: Nanpeng Shen

Correspondence address: Suite 3616, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong

Contact: Nanpeng Shen

Party C-4: Smart Master International Limited (hereinafter as “Smart Master”)

Correspondence address: Suite 3616, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong

Contact: Nanpeng Shen

Party C-5: Jian Sun

Correspondence address: No. 124 Caobao Road, Xuhui District, Shanghai, PRC

Contact: Jian Sun

Party C-6: Peace Unity Investments Limited (hereinafter as “Peace Unity”)

Correspondence address: No. 124 Caobao Road, Xuhui District, Shanghai, PRC

Contact: Jian Sun

Party C-7: Xiangxin Zong

Correspondence address: No. 124 Caobao Road, Xuhui District, Shanghai

Contact: Xiangxin Zong

The parties hereto shall hereinafter be referred to as a “Party” individually and the “Parties” collectively; Party B and Party C shall hereinafter be referred to as the “Transferors” collectively and Party A shall also be referred to as the “Transferee”.

WHEREAS:

1.	Party A is a company limited by shares established with the approval of the CSRC (as defined below) and listed at Shanghai Stock Exchange under the stock code of 600258;

2.	Party B, a limited liability company incorporated and existing under the law of the PRC, is the controlling shareholder of Party A;

3.	Ctrip Shanghai, a wholly foreign-owned enterprise incorporated and validly existing under the law of the PRC, is wholly owned and controlled by Ctrip.com International, Ltd.; Nanpeng Shen is a citizen of Hong Kong, Smart Master is a company incorporated and existing under the law of the British Virgin Islands and owned and controlled by Nanpeng Shen; Jian Sun is a citizen of the PRC and Peace Unity is a company incorporated and existing under the law of the British Virgin Islands and wholly owned by Jian Sun; Wise Kingdom is a company incorporated and existing under the law of the British Virgin Islands; Xiangxin Zong is a citizen of the PRC;

4.	Poly Victory Investments Limited, a subsidiary of Party B (hereinafter as “Poly”, in which Party B holds the 100% equity), and Party C are shareholders of Homeinns Hotel Group, a company listed on NASDAQ (“Home Inns”). As of the date hereof, Poly and Party C hold the equity (including equity in the form of the American depositary shares, the same below) in Home Inns as set out in Schedule 1 hereto; and

5.	The Parties unanimously agree that Party A shall purchase the 100% equity in Poly held by Party B and the relevant equity in Home Inns held by Party C (as set out in Schedule 1 hereto) by way of non-public offering of shares (hereinafter as the “Transaction” or the “Offering” or the “Assets Purchase by Share Issue”). Upon the completion of the Transaction, the Target Equity originally held by Party B and Party C shall be held by Party A.

NOW, THEREFORE, to provide for the rights and obligations of the Parties in the Transaction, the Parties, through negotiation on the basis of equality and free will and in accordance with the Contract Law of the PRC, the Company Law of the PRC, the Securities Law of the PRC, the Measures for Administration of Material Asset Reorganization of Listed Companies issued by the CSRC and applicable laws, regulations and nominative documents, hereby enter into the following agreement with respect to matters concerning the Transaction for mutual adherence:

Article 1     Definitions

1.1	Unless otherwise specified in the terms hereof or in the context, the following terms when used herein shall have the following meanings:

(1)	Agreement	means this Agreement for Assets Purchase by Share Issue (including all schedules hereto), as modified, amended or altered from time to time by the Parties by duly executed written agreements
(2)	Transaction, Non-public Offering or Assets Purchase by Share Issue	means Party A’s purchase of the 100% equity in Poly held by Party B and the relevant equity (including equity in the form of the American depository shares (ADS), the same below) in Home Inns held by Party C by way of share Issue
(3)	Transferors	means Party B and Party C, collectively
(4)	Target Assets/Target Equity	means the 100% equity in Poly held by Party B and the equity in Home Inns to be transferred by Party C to Party A pursuant to the Transaction, as set out in Schedule 1
(5)	Homeinns Group	means Home Inns and all of its subsidiaries
(6)	Offering	means the non-public offering of New Shares by Party A to Party B and Party C
(7)	New Shares	means the RMB ordinary shares (“A” shares) with the par value of RMB1.00 per share to be issued by Party A to Party B and Party C on non-public basis in the Offering
(8)	Base Date	means September 30, 2015
(9)	Closing	means (1) the completion of the formalities for registration on change of the Target Assets by the Parties, and (2) the completion of the formalities for registration of the Non-public Offering of shares in the Transaction by Party A with CSDC to register the shares issued in the Transaction under the names of Party B and Party C, in each case in accordance with this Agreement and the supplemental agreement hereto, if any
(10)	Closing Date	means a date otherwise determined by the Parties in writing after the effectiveness hereof, on which the Closing of the Target Assets shall occur. From the Closing Date, all rights, obligations and risks in the Target Assets shall be transferred

(11)	Transitional Period	means the period from the Base Date (excluding the Base Date) to the Closing Date (including the Closing Date)
(12)	CSRC	means the China Securities Regulatory Commission
(13)	SSE	means the Shanghai Stock Exchange
(14)	CSDC	means China Securities Depository and Clearing Company Limited, Shanghai Branch
(15)	MOFCOM	means the Ministry of Commerce of the PRC
(16)	BJ SASAC	means the State-owned Assets Supervision and Administration Commission of Beijing Municipal People’s Government
(17)	NDRC	means the National Development and Reform Commission of the PRC
(18)	BJCOC	means the Beijing Municipal Commission of Commerce
(19)	Business Day	means a day on which banks in the PRC are generally open for banking business, excluding Saturdays, Sundays and public holidays
(20)	Encumbrance	means any mortgage, pledge, lien, security, encumbrance, property entrustment, priority, security interest, option, retention of title, beneficial right, trust or other third-party rights or claims in any nature created, ratified and/or enforceable pursuant to applicable laws
(21)	RMB	means Renminbi
(22)	PRC	means the People’s Republic of China, for the purpose of this Agreement only, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan

1.2	In this Agreement, unless otherwise specified:

(1)	any reference to a law, regulation or relevant provisions thereof shall include subsequent interpretations, modifications or supplements of such law, regulation or provisions, as well as any new law or regulation enacted in place of such law or regulation and their related or subordinated rules;

(2)	any reference to an “Article”, “Section” or “paragraph” shall mean an article, section or paragraph hereof; and

(3)	headings of the terms hereof are inserted for convenience only and shall not affect the interpretation hereof.

Article 2     Structure of the Transaction

2.1	The Transaction is structured as follows: Party A will purchase the 100% equity in Poly held by Party B and the equity in Home Inns held by Party C by way of Non-public Offering of shares. Upon the completion of the Transaction, the Target Equity originally held by Party B and Party C shall be held by Party A.

2.2	The shares to be issued in the Offering shall be RMB ordinary shares traded on the domestic market (“A” shares) with a par value of RMB1.00 per share.

2.3	The shares to be issued in the Offering shall be issued to Party B and Party C.

2.4	The Base Date for Pricing of the Offering shall be the date of announcing the resolutions of the eighth session of the sixth board of directors of Party A. The Parties agree that the price for the Offering shall be RMB15.69/share, which is not lower than 90% of the average trading price of Party A’s stock during the twenty (20) trading days prior to the Base Date for Pricing and therefore conforms to the requirements of the Measures for Administration of Material Asset Reorganization of Listed Companies. The definite issue price shall be subject to approval of Party A’s shareholders’ meeting.

2.5	The number of New Shares to be issued by Party A to the Transferors shall be calculated as follows: number of New Shares to be issued by Party A to the Transferors = trading price of the Target Assets / issue price. After the Transferors subscribe for the New Shares issued by Party A with the Target Assets held by them, any fraction not sufficient to exchange for one share of the New Shares will be given to Party A at no consideration. On this basis, the number of New Shares to be issued by Party A to the Transferors shall be:

No.	Issued to	Number of Shares (Common Shares) Held in Homeinns Hotel Group	Number of Shares to Be Issued By Party A
1	BTG Group	14,726,165	109,218,761
2	Ctrip Shanghai	14,400,765	104,901,899
3	Wise Kingdom	317,294	2,311,317
4	Nanpeng Shen	375,500	2,735,317
5	Smart Master	3,458,745	25,195,114
6	Jian Sun	30,138	219,539
7	Peace Unity	228,806	1,666,729
8	Xiangxin Zong	84,272	613,876
	Total	33,621,685	246,862,552

The aforesaid number of shares to be issued shall be subject to approval by Party A’s shareholders’ meeting and ratification of the CSRC, and the definite number of shares shall be the number finally ratified by the CSRC.

2.6	With an aim to facilitate the continuous and stable development of Party A after reorganization, Party B and Party C hereby make the following undertakings with respect to the lockup period for the shares of the listed company acquired due to the Assets Purchase by Share Issue: (1) Party B shall not transfer the shares of Party A acquired by it due to the Assets Purchase by Share Issue within thirty-six (36) months from the date of completion of the share issue; if, during six (6) months after the completion of the Transaction, the closing price of Party A’s stock is lower than the issue price in twenty (20) consecutive trading days, or the closing price of Party A’s stock at the end of the six (6)-month period after the completion of the Transaction is lower than the issue price, then the lockup period for the shares of Party A acquired by Party B due to the Transaction shall be extended for six (6) months automatically; if the Transaction is investigated by a judicial organ or the CSRC due to suspected false records, misrepresentations or material omissions in the information provided or disclosed, Party B shall not transfer the shares held by it in Party A until the investigation is concluded; (2) Ctrip Shanghai shall not transfer the shares of Party A acquired by it due to the Assets Purchase by Share Issue within thirty-six (36) months from the date of completion of the share issue; and (3) other members of Party C shall not transfer the shares of Party A acquired by them due to the Assets Purchase by Share Issue within twelve (12) months from the date of completion of the share issue; if at the time of acquiring the shares of Party A issued in the Offering, they have not owned the assets used for acquiring the shares for twelve (12) consecutive months, the shares of Party A acquired due to the Assets Purchase by Share Issue shall not be transferred within thirty-six (36) months from the date of completion of the share issue.

2.7	Upon the completion of the Offering, any additional shares of Party A issued due to grant of bonus shares or transfer of reserve to shares shall also be subject to the provisions of Section 2.6 hereof.

2.8	In addition to aforesaid undertakings on the lockup period, if the regulatory authorities have additional requirements on lockup of the shares subscribed for in the Transaction, the relevant Parties shall adjust the provisions on lockup period as required by the regulatory authorities, without further review by the board of directors or shareholders’ meeting of Party A.

2.9	The Parties agree that the Transaction shall be subject to the approval, ratification and/or record-filing from or with the competent examination and approval authorities, including without limitation approval of BJ SASAC for the Transaction, approval of the MOFCOM for the foreign investors’ subscription for Party A’s New Shares, the opinion of the MOFCOM indicating no objection during the examination of the concentration of business operators in the Transaction, record-filing with the NDRC for the overseas investment under the Transaction, record-filing with BJCOC for the overseas investment under the Transaction, ratification of the CSRC for the Transaction and registration with CSDC in connection with the New Shares. The Parties shall be jointly responsible for completing the formalities for applying for approvals and/or record-filing required in relation to the Transaction. The Parties shall, from the date of formation of this Agreement, make their best efforts to promptly prepare and submit to the examination and approval authorities all documents required for applying for approvals and/or record-filing, to facilitate the completion of the Transaction as soon as practicable.

2.10	In order to complete the Non-public Offering, within twenty (20) Business Days from the Closing Date of the Target Assets, Party A shall be responsible for completing the following matters, including without limitation the capital verification involved in the Non-public Offering, the registration with SSE and CSDC of the shares to be issued in the Non-public Offering under the name of the Transferors, the registration on change of Party A’s registered capital with the competent authority in charge of industry and commerce, and trading of the shares to be issued in the Non-public Offering by way of quotation on SSE. From the date when the shares issued in the Non-public Offering are registered under the name of the Transferors, the Transferors shall lawfully own the shares subscribed for by them and enjoy the relevant shareholder’s rights.

Article 3     Price of the Target Assets and Pricing Basis

3.1	Since Home Inns is a company listed on NASDAQ, the consideration of the Transaction shall not be based on a valuation report. By reference to the recent stock price of Homeinns Group on the secondary market, value of the brand and sales channels, the Parties through negotiation determine that the Assets Purchase by Share Issue shall be priced in RMB and the price of the equity of Homeinns Group involved in the Assets Purchase by Share Issue shall be USD17.90 per common share and USD35.80 per ADS (each ADS equals to two common shares) (which is equal to RMB114.29 per common share and RMB 228.59 per ADS (equal to two common shares) if converted at the rate of 1 USD = RMB6.3851, namely, the mid-point price of the exchange rate between USD and RMB on December 4, 2015). On this basis, the total consideration for the Target Assets shall be RMB3.873 billion, in which the consideration for the 100% equity in Poly shall be RMB1.714 billion and the consideration for the equity in Home Inns held by Party C shall be RMB2.160 billion (the numbers are rounded to the second decimal place).

3.2	The Parties agree that the consideration of the Transaction will not be adjusted by any profit or loss on the Target Assets during the period from the Base Date to the Closing Date.

Article 4     Employee Resettlement and Debt Disposal

4.1	No resettlement arrangement is required to be made in relation to employees of Poly and Home Inns in the Transaction.

4.2	After the Transaction, Poly and Home Inns will remain as independent entities. No claim or debt of Poly or Home Inns shall be transferred in the Transaction and Poly and Home Inns shall still enjoy or assume their existing claims and debts in their own names after the Transaction.

Article 5     Disclosure and Confidentiality

5.1	The Parties shall perform the information disclosure obligations in relation to this Agreement in accordance with applicable laws.

5.2	The Parties agree that from the date hereof to the lawful disclosure of the Transaction after statutory procedures are performed in connection with the Transaction, the Parties shall strictly keep confidential the following information or documents, other than those already disclosed as per requirement of the securities regulatory authority:

(1)	all information relating to this Agreement acquired by the Parties before the formation and during the formation and performance of this Agreement, including without limitation structure of the Transaction, commercial terms (intention), process and contents of negotiation;

(2)	all documents and data in connection with the matters hereunder, including without limitation any document, material, data, contract and financial report; and

(3)	other information and documents of which the divulgence or disclosure may result in market rumors, fluctuation of stock price or other extraordinary conditions.

5.3	No Party shall, without the prior written consent of the other Parties, in any way divulge or disclose the aforesaid information or documents to any third party other than the Parties hereto. The Parties shall take necessary measures to limit the disclosure of such information and documents to those persons engaging in the Transaction, and shall require such persons to strictly comply with the provisions of this Article 5.

5.4	The following circumstances shall not be deemed disclosure or divulgence of information and documents:

(1)	the disclosed information and documents are known to the public prior to such disclosure; or

(2)	the disclosure is mandatorily required by laws, regulations or nominative documents, or by decisions, orders or requirements of competent governmental authorities (such as the CSRC) or the stock exchange, or by judgments, rulings or awards of courts or arbitration tribunals; or

(3)	the disclosure is made to agencies (including independent financial advisors, auditors, lawyers, etc.) before and/or after engagement of such agencies for the purpose of formation and performance of this Agreement.

Article 6     Representations and Warranties of Party A

Party A hereby makes the following representations and warranties to the other Parties hereto as at the date hereof, and undertakes that each of the following representations and warranties shall be true, accurate and complete as at the date hereof and the Closing Date:

6.1	It has lawfully obtained all approvals, consents, authorizations and permits necessary for the execution and full performance of this Agreement which may be obtained as of the date hereof, and has the lawful power and right to execute and fully perform this Agreement.

6.2	The execution and performance of this Agreement will not violate:

(1)	relevant provisions of laws, regulations and competent governmental authorities of the PRC; or

(2)	any material commitment, agreement and contract made or entered into by it or binding upon it or its assets. If there is any violation, it shall have obtained the written consent, permit or waiver of the counterparty or beneficiary of such commitment, agreement and contract prior to the execution hereof.

6.3	All documents, materials and information in connection with the Transaction which have been provided by it or will be provided by it before the completion of the Transaction to Party B, Party C and the agencies entrusted by them are true, accurate and valid, free and clear of any false record, misrepresentation or material omission.

6.4	It will be responsible for preparing and submitting the documents necessary for examination of the Transaction by the CSRC, SSE and other competent authorities.

6.5	It will hold board meetings and shareholders’ meetings and go through other internal decision procedures pursuant to law, and start the procedures for applying for examination by competent authorities in a timely manner according to actual conditions.

6.6	It will not take any act that will violate the representations and warranties under this Article 6 or affect the validity of this Agreement.

Article 7     Representations and Warranties of Party B and Party C

Each of Party B and Party C hereby severally, not jointly, makes the following representations and warranties to the other Parties hereto as at the date hereof, and severally, not jointly, undertakes that each of the following representations and warranties shall be true, accurate and complete as at the date hereof and the Closing Date (notwithstanding the foregoing, Nanpeng Shen and Smart Master shall bear the joint and several liabilities, and Jian Sun and Peace Unity shall bear the joint and several liabilities):

7.1	It has lawfully obtained all approvals, consents, authorizations and permits necessary for the execution and full performance of this Agreement which may be obtained as of the date hereof, and has the lawful power and right to execute and fully perform this Agreement. Party C specifically acknowledges that no approval or consent is required to be obtained from the board of directors and shareholders’ meeting of Home Inns or from the securities regulatory authority of the United States in connection with the Transaction.

7.2	The execution and performance of this Agreement will not violate:

(1)	relevant provisions of applicable laws, regulations and competent governmental authorities; or

(2)	any material commitment, agreement and contract made or entered into by it or binding upon it or its assets. If there is any violation, it shall have obtained the written consent, permit or waiver of the counterparty or beneficiary of such commitment, agreement and contract prior to the execution hereof.

7.3	All documents, materials and information in connection with the Transaction which have been provided by it or will be provided by it before the completion of the Transaction to the other Parties and the agencies entrusted by them are true, accurate and valid, free and clear of any false record, misrepresentation or material omission.

7.4	It has the lawful, valid and full rights to the Target Assets to be transferred and used for subscribing for the New Shares under the Transaction, which are free and clear of any security or mortgage in favor of any third party or any third-party interest or claim, and may be lawfully transferred to Party A pursuant to applicable laws.

7.5	It has not been subject to any criminal/administrative penalty (other than those apparently irrelevant with the securities market) or involved in any material litigation or arbitration during the recent five years; it is not subject to or involved in any pending or foreseeable criminal/administrative penalty or litigation or arbitration which may cause damage to the Transaction.

7.6	It will proactively facilitate and effect the Transaction by taking the following acts:

(1)	to proactively execute and prepare all necessary documents in connection with the Transaction;

(2)	not to take any act that will violate the representations and warranties under this Article 7 or affect the validity of this Agreement;

(3)	during the Transitional Period, to maintain the lawful and full ownership of the Target Assets, so that the title to the Target Assets remains clear and complete; to protect the Target Assets held by it from judicial attachment, freezing, pledge or any form of Encumbrance or any third-party right created in favor of any third party; to operate and manage Home Inns in a reasonable and prudent manner; to maintain stability of the management personnel and customers of Home Inns and ordinary operation of its business; not to take any extraordinary act which will result in diminution in value of the Target Assets, or any act that will render Home Inns’ intangible assets or operating qualification invalid, null and void or result in the loss of protection on such intangible assets or operating qualification; to warrant that no material adverse change will be caused by its acts to the operating conditions of Home Inns;

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(4)	to obtain the written consent of Party A’s board of directors if it intends to cause Homeinns Group to implement any decision out of the ordinary course of business which may cause any material change to the Target Assets during the Transitional Period;

(5)	after the execution of this Agreement, without Party A’s written consent, not to resell or entrust the Target Assets held by it or create any third-party right (including pre-emptive right or option) over them, nor to conduct any transactional approach with any third party or execute any memorandum, contract or understanding in connection with the transfer, pledge, entrustment of or the creation of any Encumbrance or third-party right over the Target Assets held by it, or execute any contract, memorandum or legal document in any form which conflicts with the transfer of the Target Assets or contains any term prohibiting or restricting the transfer of the Target Assets; and

(6)	after the execution of this Agreement, to proactively facilitate all work involving it in the Transaction.

7.7	If there is any misrepresentation, misleading statement or material omission in the relevant written information and documents in connection with the Transaction disclosed by Home Inns to the investors or provided by Hone Inns to Party A, the Transferors shall be liable for indemnifying Party A for the losses arising therefrom in proportion to the percentage of Home Inns’ equity held by them; if there is any misrepresentation, misleading statement or material omission in relevant written information and documents in connection with the Transaction provided by a Transferor to Party A, such Transferor shall be liable for indemnifying Party A for the losses arising therefrom.

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Article 8     Liability for Default

8.1	If any Party fails to perform its obligations or undertakings hereunder or any representation or warranty given by it hereunder is false or materially erroneous, except due to an Event of Force Majeure, such Party shall be deemed in default of this Agreement.

8.2	The defaulting Party shall bear the liability for default to the non-defaulting Parties and indemnify the non-defaulting Parties for all losses, including the reasonable cost incurred for avoiding such losses, arising from such default in accordance with this Agreement and law.

Article 9     Effectiveness, Amendment and Termination

9.1	This Agreement, once executed, shall be binding upon the Parties and shall become effective upon the satisfaction of all of the following conditions:

(1)	This Agreement has been signed by the legal representatives of the Parties or their authorized representatives and affixed with the company seals of the Parties (in case of a corporation);

(2)	The Transaction has been approved by Party A’s board of directors and shareholders’ meeting; Party B and Party C have performed the internal approval procedures or obtained necessary approvals or permits for participating in the Transaction;

(3)	The Transaction has been approved by BJ SASAC;

(4)	Filing with the NDRC regarding the overseas investment under the Transaction;

(5)	Filing with the BJCOC regarding the overseas investment under the Transaction;

(6)	The MOFCOM has no objection during the examination of the concentration of business operators in connection with the Transaction;

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(7)	The MOFCOM has granted its approval for the foreign investors’ subscription for the New Shares of Party A under the Transaction;

(8)	The Transaction has been approved by the CSRC; and

(9)	Other necessary approvals or authorizations, if any, have been obtained.

9.2	Amendment

Any amendment to this Agreement shall be made by the Parties in a written agreement reached through negotiation.

9.3	Termination

(1)	This Agreement may be terminated before the effectiveness hereof by agreement among the Parties through negotiation;

(2)	If all of the conditions under Section 9.1 are not fully satisfied within eighteen (18) months after the execution hereof, this Agreement shall be terminated, unless the Parties agree to extend the term hereof.

Article 10     Force Majeure

10.1	An “Event of Force Majeure” herein shall mean any event occurring after the date hereof which is out of the reasonable control of the Party affected by force majeure and is unforeseeable, or is unavoidable and unpreventable, even if foreseeable, and which renders such Party’s full or partial performance of this Agreement impossible or impracticable, including without limitation flood, fire, drought, typhoon, earthquake and other acts of God, traffic accidents, strikes, commotions, riots and wars (whether or not declared).

10.2	Any Party unable to perform or fully perform this Agreement due to an Event of Force Majeure shall immediately notify the other Parties of such event in writing and provide details of such event and valid evidence on the reasons for its inability to perform or fully perform this Agreement or for the extension of term of performing this Agreement within seven (7) Business Days from the occurrence of such event.

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10.3	A Party unable to perform or fully perform its obligations hereunder due to an Event of Force Majeure shall not be deemed in default and the performance of such obligations shall be suspended during the period when the performance of such obligations is prevented by the Event of Force Majeure. After the end of the Event of Force Majeure or elimination of its effects, such Party shall immediately resume the performance of its obligations hereunder. If the Event of Force Majeure and its effects last for more than thirty (30) days or more and causes any Party unable to further perform this Agreement, any Party shall have the right to decide to terminate this Agreement.

10.4	If any adjustment to applicable laws, regulations or nominative documents after the date hereof directly affects the performance of this Agreement or renders the performance of this Agreement impossible and no Party is at fault, no claim shall be made against any Party for the liability for default in connection with the failure to perform after the occurrence of such event, and the Parties may decide through negotiation whether to rescind this Agreement or extend the performance of this Agreement based on the extent of impact on the performance of this Agreement.

Article 11     Tax

11.1	The Parties agree to bear the taxes required to be paid by them respectively in connection with the Transaction pursuant to national laws and regulations. The Transferors agree, to the extent permitted by law, to cooperate with Party A in the relevant tax declaration and payment to the tax authority, including assuming the obligation for the taxes to be withheld by Party A on behalf of the Transferors as required by the tax authority, and promptly paying the full amount of the taxes payable upon receipt of Party A’s notice to enable Party A to perform such withholding pursuant to law.

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Article 12     Governing Law and Dispute Resolution

12.1	The formation, validity, interpretation, performance of this Agreement and dispute resolution under this Agreement shall all be governed by laws of the PRC.

12.2	All disputes, claims or controversies arising among the Parties from or in connection with this Agreement shall first be resolved through friendly negotiation. If any dispute fails to be resolved through negotiation within thirty (30) days from the occurrence of such dispute, any Party shall have the right to submit it to China International Economic and Trade Arbitration Commission for arbitration in Beijing by three (3) arbitrators in accordance with the arbitration rules of such Commission in effect then.

12.3	The arbitration award shall be final and binding upon the Parties; unless otherwise decided by the arbitration award, the cost of arbitration shall be borne by the losing Party.

12.4	During the dispute resolution, other than the matters in dispute, the Parties shall continue to perform the remaining terms hereof.

Article 13     Miscellaneous

13.1	If any provision of this Agreement is terminated or held invalid pursuant to law or this Agreement, the validity of the remaining provisions hereof shall not be affected.

13.2	This Agreement constitutes the entire agreement among the Parties with respect to the relevant matters hereunder and shall supersede any prior agreement, statement, memorandum, letter or other documents among the Parties with respect to such matters, provided that the contents of such documents not in conflict with or expressly covered by this Agreement shall remain applicable or valid.

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13.3	Unless otherwise specified herein, no Party shall, without the prior written consent of the other Parties, in any way transfer all or any part of its rights, interests, responsibilities or obligations hereunder.

13.4	Unless otherwise specified in laws and regulations, no failure or delay of any Party in exercising any right or power hereunder shall operate as such Party’s waiver of such right or power.

13.5	Matters not covered by this Agreement shall be decided by the Parties in specific transaction agreements, supplemental agreements, memorandums, Closing confirmations or other written documents otherwise reached by the Parties. Such specific transaction agreements, supplemental agreements, memorandums, Closing confirmations or other written documents shall have the equal legal force and effect as this Agreement.

13.6	The Parties may execute this Agreement in any number of copies and each copy, once fully executed and confirmed, shall be an original of this Agreement, rather than a counterpart of other copies. This Agreement may be executed by the Parties in any number of counterparts, but all counterparts together shall be one and the same fully executed instrument.

(The remainder of this page is intentionally left blank.)

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Schedule 1: Target Equity Involved in the Transaction

No.	Issued to	Number of Shares (Common Shares) Held in Homeinns Group
1	BTG Group	14,726,165
2	Ctrip Shanghai	14,400,765
3	Wise Kingdom	317,294
4	Nanpeng Shen	375,500
5	Smart Master	3,458,745
6	Jian Sun	30,138
7	Peace Unity	228,806
8	Xiangxin Zong	84,272
	Total	33,621,685

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(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Party A)

BTG Hotels (Group) Co., Ltd. (company seal)

Legal representative or authorized representative (signature):
/s/ Rungang Zhang

December 6, 2015

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(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Party B)

Beijing Tourism Group Co., Ltd. (company seal)

Legal representative or authorized representative (signature):
/s/ Qiang Duan

December 6, 2015

25

(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Ctrip Travel Information Technology (Shanghai) Co., Ltd. of Party C)

Ctrip Travel Information Technology (Shanghai) Co., Ltd. (company seal)

Legal representative or authorized representative (signature):
/s/ Xiaofan Wang

December 6, 2015

26

(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Wise Kingdom Group Limited of Party C)

Wise Kingdom Group Limited (company seal)

Legal representative or authorized representative (signature):
/s/ Chung Lau

December 6, 2015

27

(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Nanpeng Shen of Party C)

Nanpeng Shen (signature):	/s/ Nanpeng Shen

December 6, 2015

28

(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Smart Master International Limited of Party C)

Smart Master International Limited (company seal)

Legal representative or authorized representative (signature):
/s/ Jingxin Yong

December 6, 2015

29

(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Jian Sun of Party C)

Jian Sun (signature):	/s/ Jian Sun

December 6, 2015

30

(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Peace Unity Investments Limited of Party C)

Peace Unity Investments Limited (company seal)

Legal representative or authorized representative (signature):
/s/ Jian Sun

December 6, 2015

31

(No body text on this page; this is the execution page to the Agreement for Assets Purchase by Share Issue for Xiangxin Zong of Party C)

Xiangxin Zong (signature):	/s/ Xiangxin Zong

December 6, 2015

32